Exhibit 10.1

AMENDMENT TO CREDIT SUPPORT AGREEMENT

This AMENDMENT (this “Amendment”) to the Credit Support Agreement, dated as of April 28, 2011 (the “Credit Support Agreement”), by and between Total S.A., a société anonyme organized under the laws of the Republic of France (the “Guarantor”), and SunPower Corporation, a Delaware corporation (the “Company”), is made and entered into as of June 7, 2011 by and between the Guarantor and the Company. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings given to them in the Credit Support Agreement.

W I T N E S S E T H:

WHEREAS, the Guarantor and the Company desire to amend certain terms of the Credit Support Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the matters set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound, the Guarantor and the Company hereby agree as follows:

1. Amendments to Credit Support Agreement.

(a) The definition of “Affiliation Agreement” in Section 1(a) of the Credit Support Agreement is hereby amended by inserting the following clause immediately before the period: “, as amended, restated, supplemented or otherwise modified from time to time”.

(b) The definition of “Effective Date” in Section 1(o) of the Credit Support Agreement is hereby amended and restated as follows:

“(o) Effective Date” means the first date on which both (i) the Offer Closing (as defined in the Tender Offer Agreement) has occurred and (ii) the EU Clearance (as defined in the Tender Offer Agreement) has occurred.”

(c) The definition of “Tender Offer Agreement” in Section 1(xx) of the Credit Support Agreement is hereby amended by inserting the following clause immediately before the period: “, as amended, restated, supplemented or otherwise modified from time to time”.

2. Agreement. All references to the “Agreement” set forth in the Credit Support Agreement shall be deemed to be references to the Credit Support Agreement as amended by this Amendment.

3. Headings. The headings set forth in this Amendment are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Amendment or any term or provision hereof.

4. Confirmation of the Credit Support Agreement. Other than as expressly modified pursuant to this Amendment, all provisions of the Credit Support Agreement remain unmodified and in full force and effect. The applicable provisions of Section 10 of the Credit Support Agreement shall apply to this Amendment mutatis mutandis.

[Execution page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

TOTAL S.A.

By:	/s/ Patrick de la Chevardière
Name: Patrick de la Chevardière
Title: Chief Financial Officer

SUNPOWER CORPORATION

By:	/s/ Thomas H. Werner
Name: Thomas H. Werner
Title: Chief Executive Officer